As filed with the Securities and Exchange Commission on June 2, 2026

Registration No. 333-174039

Registration No. 333-240127

Registration No. 333-281754

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174039

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-240127

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-281754

UNDER

THE SECURITIES ACT OF 1933

THERMON GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-2228185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5080 Spectrum Drive, Suite 800E

Addison, Texas 75001

(Address of Principal Executive Offices) (Zip Code)

THERMON GROUP HOLDINGS, INC. RESTRICTED STOCK AND STOCK OPTION PLAN

THERMON GROUP HOLDINGS, INC. 2011 LONG-TERM INCENTIVE PLAN, AS AMENDED

THERMON GROUP HOLDINGS, INC. 2020 LONG-TERM INCENTIVE PLAN, AS AMENDED

(Full titles of the plans)

Alyson Richter

Thermon Group Holdings, LLC

c/o CECO Environmental Corp.

5080 Spectrum Drive, Suite 800E

Addison, Texas 75001

(214) 272-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan Whalen

Jeffrey A. Chapman

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Thermon Group Holdings, Inc., a Delaware corporation (the “Company”), to deregister all shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) remaining unissued under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of shares of Common Stock.

•	Registration No. 333-174039, which was previously filed with the SEC on May 6, 2011, registering 2,757,524 shares of Common Stock under the Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan, 122,000 shares of Common Stock under the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan, and 2,771,341 shares of Common Stock under the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan;

•	Registration No. 333-240127, which was previously filed with the SEC on July 27, 2020, registering 1,400,000 shares of Common Stock under the Thermon Group Holdings, Inc. 2020 Long-Term Incentive Plan;

•	Registration No. 333-281754, which was previously filed with the SEC on August 23, 2024, registering 1,850,000 shares of Common Stock under the Thermon Group Holdings, Inc. 2020 Long-Term Incentive Plan, as amended.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

On February 23, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CECO Environmental Corp., a Delaware corporation (“Parent”), Longhorn Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Parent (“Merger Sub Inc.”), and, Longhorn Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Parent (“Merger Sub LLC”). On June 1, 2026, pursuant to the Merger Agreement, Merger Sub Inc. merged with and into the Company (the “First Merger”), with the Company continuing as the surviving entity (the “Surviving Corporation”), and immediately following the First Merger, the Surviving Corporation merged with and into Merger Sub LLC (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub LLC continuing as the surviving entity and a wholly owned subsidiary of the Parent.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2026.

As a result of the Mergers, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all securities registered for issuance under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this second day of June, 2026.

THERMON GROUP HOLDINGS, LLC successor by merger to Thermon Group Holdings, Inc.

By:	/s/ Todd Gleason
Name: Todd Gleason
Title: Chief Executive Officer and President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.